AGREEMENT

        THIS AGREEMENT, made as of this 31st day of March, 2009 by and between Derma Sciences, Inc., a business corporation organized under the laws of the Commonwealth of Pennsylvania (“Derma Sciences”), Derma First Aid Products, Inc., a business corporation organized under the laws of the Commonwealth of Pennsylvania (“Derma First Aid”) and Daniel Rivest (“Employee”).

        WHEREAS, Employee is currently employed by Derma Sciences as its Executive Vice President – First Aid Products and by Derma First Aid as its President pursuant to that certain agreement dated as of April 1, 2008, as amended (the “April 2008 Agreement”), and

        WHEREAS, the parties desire to further extend the term of, and amend and restate, the April 2008 Agreement,

        NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants herein contained, hereby agree as follows:

        1. Employment. Derma Sciences hereby employs Employee, and Employee agrees to be employed, as its Executive Vice President – First Aid Products and Derma First Aid hereby employs Employee, and Employee agrees to be employed, as its President with such duties appropriate to his offices as may be assigned, from time to time, by the President and Chief Executive Officer of Derma Sciences and upon the terms and conditions hereinbelow set forth.

        2. Amendment and Restatement. This Agreement amends, restates and replaces the April 2008 Agreement.

        3. Location, Time and Efforts. Employee will perform his duties hereunder primarily at the headquarters of Derma Sciences, Princeton, New Jersey, and will devote substantially all of his business time and efforts to such duties.

        4. Compensation. During the Term hereof Derma First Aid shall pay compensation to Employee as follows:

        (a) Base compensation at the rate of One Hundred Ninety-Six Thousand Dollars ($196,000) per year;

        (b) Bonus, stock options and/or such other incentive compensation as may be determined by the board of directors of Derma Sciences upon recommendation of its compensation committee.

        Reviews by the compensation committee of Employee’s base compensation and incentive compensation shall be undertaken not less often than annually. The principal criteria utilized by the compensation committee in the conduct of its reviews shall be the extent to which Derma Sciences and Derma First Aid attain their performance objectives and the extent of Employee’s contributions thereto.

        5. Term. This Agreement shall be effective as of the date hereof and shall expire on March 31, 2010 unless sooner terminated pursuant to Sections 6 or 7 hereinbelow or unless renewed or extended by mutual agreement of the parties hereto.

        6. Severance. In the event Derma Sciences or Derma First Aid, without cause, either terminates the employment of Employee or fails to renew this Agreement upon expiration hereof, Derma Sciences shall pay to Employee severance compensation in the amount of six months’ base compensation, from the date of said termination or expiration, as applicable, at the rate most recently in effect pursuant to paragraph 4(a) hereof.

        7. Change in Control. Within six months of the occurrence of a “change in control” of Derma Sciences (defined below), Employee may, but shall have no obligation to, tender his resignation and receive severance compensation as provided in paragraph 6 above to the same extent as if Derma Sciences or Derma First Aid had terminated Employee without cause as of the date of Employee’s resignation. For purposes of this paragraph, a “change in control” shall mean a change in ownership, in a single transaction or series of related transactions, of stock possessing greater than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote of Derma Sciences.

        8. Compensation Subject to IRC Section 409A. If, and to the extent, any portion of the severance compensation payable hereunder exceeds the amount immediately payable upon separation from service under Internal Revenue Code Section 409A(a)(2) and regulations thereunder (such compensation, “Excess 409A(a)(2) Compensation”), then no portion of the Excess 409A(a)(2) Compensation shall be payable prior to the earlier of (i) the Employee’s date of death, or (ii) the date which is six months after the date of the Employee’s separation from service.

        9. Option Exercise Extension. In the event that Derma Sciences or Derma First Aid, without cause, either terminates Employee’s employment or fails to renew this Agreement upon expiration hereof, or in the event Employee tenders his resignation upon a “change in control,” then the period to exercise any option to purchase the securities of Derma Sciences of which Employee may be possessed shall be extended to the expiration thereof as set forth in the option instrument.

        IN WITNESS WHEREOF, this Agreement has been executed by Employer and Employee as of the date first hereinabove written.

EMPLOYER: DERMA SCIENCES, INC.

By:
Edward J. Quilty President and Chief Executive Officer

DERMA FIRST AID PRODUCTS, INC.

By:
Edward J. Quilty President and Chief Executive Officer

EMPLOYEE:

Daniel Rivest